Record of Securities Purchased Under the Rule
10f-3 Procedures

1. Name of Purchasing Portfolio: BB&T
N.C. Intermediate Tax-Free Fund

2. Issuer:			Wake County, NC
3. Date of Purchase:	1/30/01

4. Underwriter from whom purchased:	First
Union National Bank

5. Name of Affiliated Underwriter (as defined
in the Rule 10f-3 procedures) managing or
participating in syndicate (attach list of
all members of syndicated):	BB&T Capital Markets

6. Underwriting Syndicate's Members:	First
Union National Bank, Edwards (A.G.) & Sons, Inc.,
BB&T Capital Markets, Harris Capital Corp., Raymond
James & Associates, Inc., Barr Brothers & Co., Inc.,
William Blair & Co. LLC, DB Alex Brown LLC,
Commerzbank Capital Markets Corp., Davenport and
Co. LLC, Ferris Baker Watts Inc., Gruntal & Co.,
LLC, Hutchinson, Shockey, Erley& Co., Edward Jones,
Legg Mason Wood Walker, Inc., McDonald & Company
Securities, Inc., Mesirow Financial Inc., Sterne,
Agee & Leach, Inc., Axelrod Associates, Inc., CIBC
World Markets Corp., First Winston Securities, Inc.,
Kirkpatrick, Pettis, Smith, Polian, Inc., Kirlin
Securities Inc., and Securities Corp of Iowa

7. Aggregate principal amount of purchase:$2,000,000
8. Aggregate principal amount of offering:$150,000,000

9. Purchase price (Net of fees and expenses):102.713

10. Date offering commenced:		1/30/01
11. Commission, spread or profit:
0.35%, $3.50 per bond


12. Have the following conditions been satisfied:



a.	The securities are a part of an issue registered
under the Securities Act of 1933, which is being offered to the public, or are "municipal securities" as defined in Section 3(a)(29) of the Securities Exchange Act of
1934 or is part of an "Eligible Foreign Offering" as defined in the Rule or an "Eligible Rule 144A Offering" as defined in the Rule.






Yes

b. The purchase was made prior to the end of the first day on which any sales were made at no more than the price paid by each other purchaser of securities in that offering or any concurrent offering or, if a rights offering, the securities were purchased on or before the fourth day preceding the day on which the rights offering terminated.





Yes

c.	The underwriting was a firm commitment underwriting.

Yes

d. 	The commission, spread or profit was reasonable
and fair in relation to that being received by others for underwriting similar securities during the same period.



Yes

e. In respect of any securities other than municipal securities, the issuer of such securities has been in continuous operation of not less than three years
(including the operations of predecessors), or in respect of any municipal securities, the issue of such securities has received an investment grade rating from a nationally recognized statistical rating organization or, if the issuer or entity supplying the revenues from which the issue is to be paid shall have been in continuous operation for less than three years (including the operations of any predecessors), it has received one of the three highest ratings from at least one such rating service.

Yes




f. The amount of such securities purchased by all of the Portfolio and investment companies advised by the Adviser did not exceed 25% of any such class or, in the case of an Eligible Rule
144A Offering, 25% of the total of the principal amount of any class sold to Qualified Institutional
Buyers plus the principal amount of such class in any concurrent public offering






Yes

g. No Affiliated Underwriter was a direct or indirect participant or benefited directly or indirectly from the purchase or, in the case of Eligible Municipal Securities, the purchase was not designated as a group transaction.



Yes

Board of Trustees Review Date:	May 10, 2001